Exhibit 99.2

MTS Systems Corporation
14000 Technology Drive
Eden Prairie, MN  55344-2290
Telephone 952-937-4000
Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE	For More Information Contact:
August 25, 2011	Susan Knight, Chief Financial Officer
(952) 937-4000

MTS NAMES WILLIAM V. MURRAY AS INTERIM CEO
 AND DAVID J. ANDERSON AS NON-EXECUTIVE CHAIR OF BOARD

Laura B. Hamilton Resigns as Chair and CEO

Eden Prairie, Minn, August 25, 2011 – MTS Systems Corporation, (NASDAQ: MTSC), a leading global supplier of test systems and industrial position sensors, today announced that the Company has named William V. Murray as interim chief executive officer and David J. Anderson as non-executive chair of the Board.  The company said that the two directors are replacing Laura B. Hamilton, the company’s chair and chief executive officer, who is leaving the company by mutual agreement with the Board of Directors effective August 25.  The Board plans to initiate a CEO search as soon as practicable.

Mr. Murray has been an MTS director since 2010.  Mr. Anderson has served as an MTS director since 2009.

Said Emily M. Liggett, chair of MTS’ Governance and Nominating Committee, “On behalf of the Board, I thank Laura for her many contributions to the company over the years and we wish her well for the future.  MTS has strong positions in its core markets, a sound balance sheet, dedicated, talented employees and loyal customers and I am very pleased that Bill and David have agreed to serve in their new roles.  They bring a deep understanding of the Company and a breadth of skills and insight that the Board believes are important to building on MTS’ successes and addressing our challenges. The Board has great confidence that the company will sustain and build on its core strengths under their leadership.”

Said Hamilton, “It has been a great privilege to lead this outstanding organization and serve the needs of our customers in several positions for the last 12 years,” said Hamilton.  “I wish the company and my colleagues continued success in the future and look forward to the next chapter in my career.”

Murray said, “I am excited about the opportunity to lead the strong team at MTS as we capitalize on the opportunities we have to drive growth and profitability.”

Murray added, “The company is performing well in fiscal 2011.  As discussed on our most recent earnings call, we expect to modestly exceed our previous full-year outlook for revenue growth, EBIT rate and return on invested capital.  I look forward to helping MTS build on this performance and to creating value for our shareholders and customers.”

Murray brings more than 25 years of executive management experience, ranging from early-stage start-up companies to global technology-based businesses. Most recently, he was President and CEO of ReShape Medical Inc., a venture capital backed start-up.  Prior to ReShape, Murray held executive positions at several medical technology and life science companies, including serving as President of the Molecular Biology Division of Applied Biosystems. Prior to Applied Biosystems, he held a number of global senior executive positions, including serving as President of the Pacemaker Business at Medtronic.  Earlier in his career, he held senior level responsibilities for engineering, manufacturing, operations, development and project management at Medtronic.  Murray currently serves on the Board of the private company LifeSync Holdings.

MTS News Release

Anderson served as co-vice chairman of Sauer-Danfoss, Inc., a developer and manufacturer of fluid power and electronic components and systems for mobile equipment applications, from 2008 until June 2009.  From 2002 until his retirement in January 2009, he served as president, chief executive officer and director of Sauer-Danfoss Inc.  He held various senior management positions with Sauer-Danfoss Inc. from 1984 to 2008.  Prior to 1984, he held various positions in sales, marketing and applications engineering within several manufacturing and distribution businesses.

Anderson has also been a director of Modine Manufacturing Company, a developer and manufacturer of thermal management systems and components, and a member of its Corporate Governance and Nominating Committee and Audit Committee, since 2010.  He has served as a director of Schnitzer Steel Industries, Inc., a metals recycler and steel manufacturer, and a member of its Nominating and Corporate Governance Committee, since 2009.  Anderson served on the boards of directors of the National Fluid Power Association and the National Fluid Power Association Education and Technology Foundation, chairing each in 2008 and 2009.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development, and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,948 employees and revenue of $374 million for the fiscal year ended October 2, 2010.  Additional information on MTS can be found on the worldwide web at https://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements.

MTS News Release

Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: the Company’s significant international business; volatility in the global economy; competition; failure to achieve the Company’s growth plans for the expansion of its business; difficulties obtaining the services of skilled employees; failure to protect its intellectual property effectively or infringement upon the intellectual property of others; product liability and commercial litigation; difficulty obtaining materials or components for its products; government regulation; the irregularity and development of sales, delivery and acceptance cycle for the Company’s products; the Company’s customers are in cyclical industries; interest rate fluctuations; the Company may be required to recognize impairment charges for long-lived assets; disruption and costs arising from management transition; an adverse outcome of the ongoing government investigation and proceedings that results in fines, penalties, or an extended suspension or debarment; and increased governmental and regulatory scrutiny or negative publicity resulting from the current investigation. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in the Company’s most recent SEC Form 10-K, 10-Q and 8-K filings. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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